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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) November 17, 2006

                          VARIAN MEDICAL SYSTEMS, INC.
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             (Exact Name of Registrant as Specified in its Charter)

            Delaware                     1-7598                94-2359345
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  (State or Other Jurisdiction      (Commission File          (IRS Employer
       of Incorporation)                Number)            Identification No.)

            3100 Hansen Way, Palo Alto, CA                     94304-1030
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       (Address of Principal Executive Offices)                (Zip Code)

        Registrant's telephone number, including area code (650) 493-4000

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.  Departure of Directors or Certain Officers; Election of Directors;
            Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On November 17, 2006 the Board of Directors of Varian Medical Systems, Inc. (the "Company") approved and the Company entered into new change in control agreements with 12 of its senior executives and key employees, including Timothy
E. Guertin, its Corporate President and Chief Executive Officer (the "CEO"); Elisha W. Finney, its Corporate Senior Vice President, Finance and Chief Financial Officer; John W. Kuo, its Corporate Vice President, General Counsel and Corporate Secretary; Robert H. Kluge, its Corporate Vice President and President, X-ray Products; and Dow R. Wilson, its Corporate Executive Vice President and President, Oncology Systems. These new agreements replace and supersede in their entirety as of November 17, 2006 all then-existing change in control agreements.

     Under the new agreements, the Company will pay any of these individuals who are terminated other than for death, "disability," "retirement," or "cause" or who resign due to "good reason" (as each of those terms are defined in the new agreements) within 18 months after a change in control (as defined in the new agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO),
2.5 (in the case of the Company's other named executive officers and Mr. Kuo) or
2.0 (in the case of other key employees) times the sum of the individual's then-current annual base salary, plus the greater of (a) the individual's most recently established target annual bonus or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the new agreements may also be triggered under certain circumstances following a potential change in control (as defined in the new agreements), as determined under the new agreements.

     In addition, under the new agreements, if an individual is terminated under the circumstances described above, then unvested stock options will become immediately exercisable and restrictions on restricted stock will be released as of the individual's termination date. In addition, the Company will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased by the Company for the individual, if any.

     The new agreements also provide for certain death and long-term disability benefits in the event of an individual's death or disability within 18 months after a change in control.

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     If any payments or benefits (including those under these new agreements)
result in the imposition of an excise tax as a result of the payments and benefits exceeding the limits imposed by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the individual will receive a tax restoration payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. The preceding sentence will not apply, however, if the amount of the payments and benefits received by the individual is less than 110% of the amount which would cause the individual to exceed the limits imposed by section 280G of the Code. In this case, the amount received by the individual will be reduced so that the aggregate payments and benefits to be received by the individual will be $1.00 less than the threshold imposed under section 280G. Prior to the adoption of these new agreements, the individuals with 280G tax restoration agreements (the named executive officers and Mr. Kuo) were entitled to receive such payments without regard to the amount by which the individual's payments and benefits exceeded the limitations imposed by section 280G of the Code. Further, the other key employees' agreements did not contain any provisions with respect to these matters.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Varian Medical Systems, Inc.


                                           By:     /s/ John W. Kuo
                                                   -----------------------------
                                           Name:   John W. Kuo
                                           Title:  Corporate Vice President,
                                                   General Counsel and Secretary


Date:  November 22, 2006

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